Exhibit 99.1

Enzon Pharmaceuticals, Inc. CEO Andrew Rackear to Retire; Richard L. Feinstein, Enzon’s CFO, to Assume Position of CEO and Remain CFO

Jan 4, 2021

CRANFORD, N.J., Jan. 04, 2021 (GLOBE NEWSWIRE) -- Enzon Pharmaceuticals, Inc. (OTC:ENZN) announced today that Andrew Rackear has communicated to the Board his intent to retire from his role as the Company’s Chief Executive Officer effective February 26, 2021. Andy joined Enzon in 2010 as Vice-President and General Counsel and has served as CEO since 2016. Upon Andy’s retirement, Richard L. Feinstein, Enzon’s Chief Financial Officer, will also assume the role of Chief Executive Officer and Secretary, as well as remain the Company’s Chief Financial Officer. Mr. Rackear will be available as a consultant to the Company following his retirement, as may be needed.

“On behalf of the Board of Directors, I would like to thank Andy for his leadership and commitment to the company during his over 10 years with Enzon. Andy has led Enzon through its transition from a pharmaceutical company to a lean organization, and now with the completion of our rights offering, poised for future growth,” said Randolph Read, Chairman of the Enzon Board.

“It has been an honor and privilege leading Enzon through its transformative journey. Following the recent rights offering, the company is in a strong financial position. Under the leadership of the Board and Rick, I have no doubt that Enzon has an impressive and exciting future,” Rackear said.

About Enzon Pharmaceuticals

Enzon is positioned as a public company acquisition vehicle, where it can become an acquisition platform and more fully utilize its net operating loss carryforwards and enhance stockholder value.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements that are purely historical, are forward-looking statements, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions.

Such forward-looking statements are based upon management’s present expectations, objectives, anticipation, plans, hopes, beliefs, intentions or strategies regarding the future and are subject to risks and uncertainties that could cause actual results, events or developments to be materially different from those indicated in such forward-looking statements. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, including the Company’s ability to use the net proceeds of the rights offering to position itself as a public company acquisition vehicle, and the possibility that the anticipated benefits of the rights offering will not be realized. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

For further information, please contact:

Andrew Rackear, Chief Executive Officer
Enzon Pharmaceuticals, Inc.
20 Commerce Drive (Suite 135)
Cranford, New Jersey 07016
(732) 980-4500

Source: Enzon Pharmaceuticals, Inc